EXHIBIT 3.9

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES A PREFERRED STOCK
                                       OF
                                    XRG, INC.


     XRG, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter "Corporation"), in accordance with the provisions ofss.151(g) of the Delaware General Corporation Law, does hereby certify:

     FIRST: The Certificate of Incorporation of the Corporation, as amended, expressly grants to the Board of Directors of the Corporation authority to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series.

     SECOND: Pursuant to such authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, acting by written consent pursuant to ss.141 of the Delaware General Corporation Law, duly approved and adopted resolutions establishing and designating Series A Preferred Stock and authorizing the rights of the Corporation's Series A Preferred Stock as follows:

     BE  IT  RESOLVED  that  there  is  hereby   established  Series  A  of  the
     Corporation's Preferred Stock.

     FURTHER RESOLVED, that the designation, number of shares and the voting power of the Corporation's Preferred Stock, Series A, are as follows:

     1. Designation. The designation of the series of preferred stock created by this resolution shall be Series A Preferred Stock, $.001 par value (hereinafter "Series A Preferred Stock"), and the number of shares constituting such series shall be 5,000,000.

     2. Voting Rights. The holders of Series A Preferred Stock shall be entitled to ten (10) votes for each share held on all matters on which the holders of the Corporation's Common Stock are entitled to vote and shall vote together with the holders of Common Stock and not as a separate class or series.

     3. Other Rights. Series A Preferred Stock shall have no dividend, conversion, or redemption rights and no liquidation preferences.

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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Designation, Preferences and Rights of Series A Preferred Stock to be signed by its President and attested by its Secretary whereby said President affirms, under the penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true, this 25th day of June, 2003.



                                    XRG, INC.

                                    By:
                                       -----------------------------------------
                                                      President
Attest:

----------------------------
         Secretary